Letter to Shareholders
XsunX Expands Technology &Business Development Pipeline
Date: 1.24.2011

To Our Valued Shareholders,

Over the last several months,we have shared many important company milestones with you beginning with the rapid achievement of high conversion efficiency CIGS celldevices, working to protect our CIGSolar™ technology through the patent process, and building a sales pipeline of potential licensees.  These updates have focused mainly on the solar cell development process and associated business updates. This week’s exciting updateinvolves the critical elements for the use of solar cells that will be produced by our technology – specifically solar module assembly.

Recently, we began to forge arelationship with a solar module assembler to work with our CIGSolar cells to produce solar modules.Our two companies have been working on a limited basis developing an understanding of each party’s capabilities and recently we’ve seen some promisingprogress.We are now expanding the relationship and areworking to finalize a Joint Business Agreement.

There are several benefitsof expanding this important relationship to both parties.  First for XsunX, it provides us access to extensive solar modular manufacturing expertise and existing crystalline silicon assembly lines, which we have earmarked as a major customer group.  Secondly, both parties will be working closely to produce sample CIGSolar modules, allowing XsunX to further complete the commercialization process, and our partner to develop confidence in the use of CIGSolar cells as an alternative to the use of silicon cells. And finallyfor XsunX,providing sample solar modules topotential licensees will help to provethe suitability of our CIGSolar technology as a robust and less expensive alternative to silicon.

We remain grateful to you, our shareholders, for recognizing and supporting the potential of our CIGSolar technology, competencies, and vision. We look forward to sharing more details about ourtechnology and business development efforts in the near future.

As always, if you have any questions in the meantime, please contact our Investor Relations desk at investors@xsunx.com or (888) 797-4527.

Sincerely,

Joseph Grimes, President and COO, XsunX, Inc.

Safe Harbor Statement: Matters discussed in this shareholder newsletter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this shareholder newsletter, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.